                            STORAGE EQUITIES, INC.
         Exhibit 11 - Statement Re: Computation of Earnings Per Share

                                                                       FOR THE THREE MONTHS
                                                                          ENDED MARCH 31,
                                                                     -----------------------
                                                                     1995             1994
                                                                     ----             ----
PRIMARY EARNINGS PER SHARE:
- ---------------------------
Net income                                                        $13,200,000    $ 8,746,000

Less: Preferred Stock dividends:
 10% Cumulative Preferred Stock, Series A                          (1,141,000)    (1,141,000)
 9.20% Cumulative Preferred Stock, Series B                        (1,372,000)    (1,322,000)
 Variable Rate Preferred Stock, Series C                             (650,000)             -
 9.50% Cumulative Preferred Stock, Series D                          (713,000)             -
 10.0% Cumulative Preferred Stock, Series E                          (914,000)             -
 8.25% Convertible Preferred Stock                                 (1,186,000)    (1,186,000)
                                                                  -----------    -----------

Net income allocable to common shareholders                       $ 7,224,000    $ 5,097,000
                                                                  ===========    ===========

Weighted Average common and common equivalent shares outstanding:

  Weighted average common shares outstanding                       30,474,973     20,969,125

  Net effect of dilutive stock options - based on
      treasury stock method using average market price                 91,866        197,353
                                                                  -----------    -----------

  Total                                                            30,566,839     21,166,478
                                                                  ===========    ===========

Primary earnings per common and common equivalent share           $      0.24    $      0.24
                                                                  ===========    ===========

                            STORAGE EQUITIES, INC.
         Exhibit 11 - Statement Re: Computation of Earnings Per Share


                                                              For the three months
                                                                   ended March 31,
                                                              ----------------------
                                                             1995                1994
                                                             ----                ----
FULLY-DILUTED EARNINGS PER
- --------------------------
  COMMON AND COMMON
  -----------------
  EQUIVALENT SHARE
  -----------------
Net income allocable to common shareholders per            $ 7,224,000         $ 5,097,000
    Primary calculation above


Add: dividends to 8.25% Convertible Preferred Stock          1,186,000           1,186,000
                                                           -----------         -----------

Net income allocable to common shareholders for
    purposes of determining Fully-diluted Earnings
    per Common and Common Equivalent Share                 $ 8,410,000         $ 6,283,000
                                                           ===========         ===========

Weighed average common and common equivalent
   shares outstanding                                       30,566,839          21,166,478

Pro forma weighted average common shares
    assuming conversion of 8.25% Convertible
    Preferred Stock                                          3,872,054           3,872,054
                                                           -----------         -----------

Weighed average common and common equivalent
    shares for purposes of computation of
    Fully-diluted Earnings per Common and Common
    Equivalent Share                                        34,438,893          25,038,532
                                                           ===========         ===========

Fully-diluted Earnings per Common and Common
   Share (1)                                               $      0.24         $      0.25
                                                           ===========         ===========

(1) Such amounts are anti-dilutive and are not presented in the Company's consolidated financial statements

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